Exhibit 99.1
Company Contact:
Impax Laboratories, Inc.
Mark Donohue
Sr. Director, Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com
Impax Laboratories Provides an Update on Recent FDA Site Inspection
Conference call and Webcast scheduled for 9:00 a.m. ET
HAYWARD, Calif., June 6, 2011 — Impax Laboratories, Inc. (NASDAQ: IPXL) today announced that late Friday, June 3, it received a warning letter from the U.S. Food and Drug Administration (FDA) dated May 31, 2011 related to an on-site inspection of its Hayward, Calif. manufacturing facility conducted between December 13, 2010 and January 21, 2011.
In the warning letter, the FDA cited deviations from current Good Manufacturing Practice (cGMP) for Finished Pharmaceuticals. The deviations cited related to sampling and testing of in process materials and drug products, production record review and our process for investigating the failure of certain manufacturing batches (or portions of batches) to meet specifications. As a result of the FDA’s initial inspection results, the Company conducted a voluntary recall in March of 2011 of five lots of Fenofibrate capsules 200 mg at the wholesale level and took additional remedial actions as noted below.
The Company notes that the observations cited in the letter relate to the Hayward manufacturing facility only, and do not relate to any of the Company’s other facilities. It also notes that until remedial action is complete and the FDA has confirmed compliance with cGMP, approval of pending and new applications listing the Hayward facility as a manufacturing location of finished dosage forms may be withheld. The warning letter did not place restrictions on the Company’s ability to manufacture and ship product. While during the past three months, the production level at the Hayward facility was reduced to implement several key changes in the Company’s quality system, the Company is now producing product at a normal pace and does not currently plan to reduce its product manufacturing or hold shipments of finished product.
Following the initial inspection, the Company took a number of steps to thoroughly review its manufacturing systems and standards, including the use of leading consulting firms to assist in that review. This work is ongoing and the Company is committed to improving its manufacturing practices. The Company will continue to work to fully address the FDA’s concerns and to resolve these issues. The Company will respond to the FDA’s warning letter within the mandated 15 business day response period.

“Impax remains committed to providing the highest quality products to our customers and working with the FDA to diligently resolve any issues,” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories. “We intend to promptly respond to the FDA’s letter, and have already begun to implement changes and establish procedures that address the observations cited during the inspection. We will work diligently to remedy any outstanding issues in a timely manner.”
Dr. Hsu concluded, “We don’t anticipate that this manufacturing setback will delay our ongoing research and development activities. We expect to continue to develop our generic pipeline of 82 products and two brand products.”
Unless and until the Company’s remedial action is completed to the FDA’s satisfaction, it is possible that the Company may be subject to additional regulatory action by the FDA as a result of the issues raised in the warning letter. The warning letter will be posted on the FDA’s website at www.fda.gov and, once posted, will be available for viewing.
Conference Call Information
The Company will host a conference call and Webcast today at 9:00 a.m. ET. The number to call from within the United States is (877) 273-1376 and (702) 800-7095 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (800) 642-1687 (in the U.S.) and (706) 645-9291 (international callers). The access conference code is 73701231.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through its Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
SOURCE: Impax Laboratories, Inc.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, the ability to successfully develop and commercialize pharmaceutical products, reductions or loss of business with any significant customer or a reduction in sales of any significant product, the impact of competition, the ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the effect of foreign economic, political, legal and other risks on operations abroad, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, the ability to successfully conduct clinical trials, reliance on alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements, the regulatory environment, the ability to protect the Company’s intellectual property, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
###